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                                  EXHIBIT INDEX

       99.1 Edgewater Technology, Inc. Press Release dated March 13, 2003.


Press Release                                       Source: Edgewater Technology

Edgewater Technology Nominates Wayne Wilson to Serve on Its Board of Directors Thursday March 13, 8:01 am ET

WAKEFIELD, Mass.--(BUSINESS WIRE)--March 13, 2003--Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company"), an
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award-winning consulting and systems integration firm, announced that Wayne
Wilson has been nominated to join Edgewater Technology's Board of Directors. He will become a Director upon election at the Edgewater Technology Annual Stockholders' Meeting to be held on May 22, 2003.

Mr. Wilson was formerly President and Chief Operating Officer of PC Connection, Inc., a $1.2 billion Fortune 1000, publicly-traded, direct marketer of information technology products and services to businesses and government and educational organizations. During his seven years at PC Connection, Wilson led the management team which significantly grew revenues, both organically and through strategic acquisitions. Prior to PC Connection, Wilson, a certified public accountant, was a partner for nine years in the firm of Deloitte & Touche LLP where he specialized in providing assurance and advisory services to emerging and middle-market public and private companies in the midst of significant change, including management transitions, mergers, acquisitions, re-financings and public offerings.

"We are pleased to have Wayne Wilson as a nominee to the Company's Board of Directors," said Shirley Singleton, President and CEO of the Company. "With more than 30 years of business and financial experience, Wayne brings a strong background and expertise in financial and operational management."

About Edgewater Technology

Founded in 1992, Edgewater Technology is an award-winning consulting and systems integration firm that specializes in tailored technology solutions for middle-market companies and divisions of Global 2000 companies. Headquartered in Wakefield, Massachusetts, the company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of national solutions centers strategically positioned across the United States. For further information, visit www.edgewater.com or call 781-246-3343.


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Contact:

     Edgewater Technology
     Barbara Warren-Sica, 781/246-3343
     or
     PAN Communications
     Rob Morton/Christina Morris, 978/474-1900